UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 24, 2010

Essex Rental Corp.
(Exact name of registrant as specified in charter)

Delaware	000-52459	20-5415048
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1110 Lake Cook Road, Suite 220, Buffalo Grove, Illinois		60089
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 847-215-6502

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

The description of the Credit Agreement (as hereinafter defined) set forth in Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On November 24, 2010, CC Bidding Corp. (“CCBC”), a Delaware corporation and an indirect wholly-owned subsidiary of Essex Rental Corp. (“Essex”), completed the acquisition (the “Acquisition”) of substantially all of the assets of Coast Crane Company, a Delaware corporation (“Coast”), pursuant to the Asset Purchase Agreement (the “Purchase Agreement”) entered into on November 12, 2010 described in the Current Report on Form 8-K filed by Essex with the Securities and Exchange Commission on November 17, 2010.  The assets acquired in the Acquisition consisted of all of the assets used by Coast in the operation of its specialty lifting solutions and crane rental services business, including cranes and related heavy lifting machinery and equipment and spare parts, inventory, accounts receivable, rights under executory contracts, goodwill, other tangible and intangible assets and the all of the outstanding shares of capital stock of Coast Crane Ltd., a British Columbia corporation, through which Coast conducted its operations in Canada.

The purchase price in the Acquisition was approximately $80 million cash plus the assumption of approximately $12,000,000 of existing Coast indebtedness.  As additional consideration, CCBC assumed certain other specified liabilities of Coast, including Coast's obligations under substantially all executory contracts to which Coast was a party.

Following the completion of the Acquisition, CCBC changed its name to “Coast Crane Company”.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant.

On November 24, 2010, CCBC and CC Acquisition Holding Corp. (“Holdings”), a wholly-owned subsidiary of Essex and the direct parent of CCBC, entered into the Credit Agreement (the “Credit Agreement”) by and among CCBC, Holdings, General Electric Capital Corporation, as Agent for the several financial institutions from time to time party to the Credit Agreement and for itself as a lender, PNC Bank National Association and Wells Fargo Bank, National Association, as lenders, and the other persons party thereto that are designated as Credit Parties thereunder.   The following description describes the material terms of the Credit Agreement but does not purport to describe all of the terms thereof.

The Credit Agreement provides for a revolving loan and letter of credit facility (the “Facility”), in the maximum aggregate principal amount of $75,000,000 with a $2,000,000 aggregate principal sublimit for letters of credit.  CCBC may borrow, repay and reborrow under the Facility. CCBC’s ability to borrow under the Facility is subject to, among other things, a borrowing base calculated based on  the sum of (a) 85% of eligible accounts, (b) the lesser of 50% of eligible inventory and $5 million, (c) the lesser of 95% of the lesser of (x) the net orderly liquidation value and (y) the invoice cost, of eligible new equipment inventory and $15,000,000 and (d) 85% of the net orderly liquidation value of eligible other equipment, less reserves established by the lenders and the liquidity reserve.

Interest accrues on the outstanding revolving loans under the Facility at either a per annum rate equal to (a) LIBOR plus 3.75%, with a 1.50% LIBOR floor or (b) the Base Rate plus 2.75%, at CCBC’s election. CCBC will be obligated to pay a letter of credit fee on the outstanding letter of credit accommodations based on a per annum rate of 3.75% per annum. Interest on the revolving loans and fees on the letter of credit accommodations will be payable monthly in arrears. CCBC will also be obligated to pay an unused line fee on the amount by which the maximum credit under the Facility exceeds the aggregate amount of revolving loans and letter of credit accommodations based on a per annum rate of 0.50%.

Proceeds of the first borrowing under the Credit Agreement were used to pay the cash portion of the purchase price, costs, expenses and fees payable in connection with the Acquisition and the negotiation and entry into the Credit Agreement.  Proceeds of subsequent borrowings under the loan agreement can be used for general corporate purposes, capital expenditures and working capital purposes of CCBC.

The Facility will terminate, and all outstanding principal and accrued and outstanding interest and any other amount due under the Facility will be payable upon the earlier of (i) November 24, 2014 and (ii) the date the aggregate revolving loan commitment shall terminate in accordance with the Credit Agreement.

The Facility has several features similar to credit facilities of this nature, including but not limited to:

Covenants. The Facility requires that CCBC meet certain financial tests, such as a fixed charge coverage ratio commencing with the fiscal quarter ending March 31, 2011 if a triggering event has occurred.  A “triggering event” occurs at any time when CCBC and the other Credit Parties fail to maintain a minimum availability under the Facility of $8,000,000 or more.

The Facility also contains customary covenants and restrictions binding CCBC, Holdings and their subsidiaries, such as limitations on:

•
incurring new indebtedness or liens; provided that the Credit Parties may incur indebtedness consisting of capital lease obligations or purchase money indebtedness in excess of $11,000,000 in the aggregate (or $15,000,000 if, within 120 days after the closing CCBC shall have entered into certain financial arrangements with one of its suppliers upon terms acceptable to the lenders party to the Credit Agreement),

•	making acquisitions,

•
making investments and loans (other than intercompany loans among CCBC and Holdings and intercompany loans between Coast Crane Ltd. (“Coast Canada”) and CCBC, provided that amounts owing under such intercompany loans by Coast Canada to CCBC (other than trade payables) may not exceed $750,000 and trade payables owing by Coast Canada to CCBC may not exceed $5,000,000),

•
declaring and paying dividends and other distributions (except in limited circumstances, including to pay up to $500,000 of out-of-pocket expenses (other than overhead costs and expenses) incurred by Essex for the direct benefit of Holdings or CCBC),

•	redeeming prepaying and repurchasing other indebtedness,

•	selling or otherwise disposing of assets,

•	entering into mergers or consolidations, and

•	entering into transactions with affiliates.

Guarantee. The indebtedness is guaranteed by Holdings.

Collateral. CCBC and Holdings have provided a first priority lien on all of their respective assets (including a pledge of 100% of the stock of CCBC and a pledge of 66% of the stock of Coast Canada) to secure their respective obligations under the loan agreement and the guaranty provided by Holdings.

Events of Default. The Facility specifies certain events of default, including without limitation:

•	failure to pay principal, interest or fees when due,

•	material inaccuracy of any representation or warranty,

•	material judgments,

•	insolvency and bankruptcy events,

•	material cross defaults with other material indebtedness and material contracts,

•	failure to maintain first priority perfected security interest,

•	invalidity or unenforceability any of the loan documents, including but not limited to, any subordination provision thereof;

•	change of control, and

•	the failure of CCBC or Holdings to observe their covenants and obligations under the Credit Agreement and related loan documents.

 Immediately following the closing of the acquisition on November 24, 2010, the outstanding balance under the Facility was approximately $49,552,000.

Item 7.01  Regulation FD Disclosure.

On November 29, 2010, Essex issued a press release announcing the completion of the Acquisition.  A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a) The financial statements required to be filed by Item 9.01(a) of Form 8-K are not included in this report and will be filed by amendment to this Form 8-K no later than February 10, 2011.

(b) The pro forma financial information required to be filed by Item 9.01(b) of Form 8-K is  not included in this report and will be filed by amendment to this Form 8-K no later than February 10, 2011.

Exhibit No.	Description
99.1	Press Release, dated November 29, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESSEX RENTAL CORP.

Date: December 1, 2010	By:	/s/ Martin A. Kroll
Name: Martin A. Kroll
Title: Chief Financial Officer